Exhibit 10.20
2010 COMPENSATION INCENTIVE PLAN
VICE PRESIDENT, INTERNATIONAL SALES
Your 2010 bonus compensation will consist of participation in the broader Management Incentive Program (MIP) per guidelines of Program (targeted at 10% of your base salary if the Company makes its budgeted pre-tax income target) and the individualized incentive plan as described herein.
One component of your 2010 individualized incentive will be based on the 2010 revenue and gross profit relating to the International sales channel, excluding revenues generated by selling products to Japan (AED & monitoring) and GE Medical, as internally reported (referred to as “primary sales”).
The 2010 primary sales and related gross profit targets have been established by the SVP of Sales and Marketing and approved by the CEO and board of directors of the Company.
As the following tables indicate, at 95% of both the sales and gross profit dollar targets you will be eligible for incentive pay of 2.5% of your base salary at December 31, 2010 for each. At between 96% and 100% of the respective targets, the incentive pay percentage shall increase from 2.5% by an additional 1% for each additional 1% of achievement up to 7.5% for each target. If gross profit exceeds 100% of target, you will receive another 1.0% of your base salary for each percentage point by which gross profit exceeds target. The total targeted bonus can not exceed 100% of the current base salary.

Current	% of
Base Salary	Target	Sales Bonus	Gross Profit Bonus
£248,568	95%	2.5% of Base Salary	2.5% of Base Salary
	96%	3.5% of Base Salary	3.5% of Base Salary
	97%	4.5% of Base Salary	4.5% of Base Salary
	98%	5.5% of Base Salary	5.5% of Base Salary
	99%	6.5% of Base Salary	6.5% of Base Salary
	100%	7.5% of Base Salary	7.5% of Base Salary
	101 +%		+1.0% for each 1% over 100%
Another component of your individualized incentive will be based on gross profit relating to defibrillation products sold to Japan and GE (outside of the United States). You will receive a bonus of 3% of your salary if the Company achieves 100% of the budgeted gross profit resulting from combined sales to GE and Japan (including both defibrillation and cardiac monitoring products). In addition, you will receive an additional 1% of your salary for each percentage point by which actual gross profit resulting from sales to GE and Japan exceed 100% of budget.

Cardiac Science Corporation	Confidential

Any bonus amounts payable in accordance with the terms of this letter which is determined as a percentage of your salary will be calculated in GBP, based on your salary as stated in GBP. The bonus amount that will be determined based on gross profit from sales to Japan and GE will be calculated in US$ and then converted into GBP at a rate of £1.47 to US $1.0.
The total bonus, if any, will be paid no later than 30-days following the conclusion of the audit of the financial statements for the year ending December 31, 2010 and their filing with the SEC, but no later than March 15, 2011.
Separation of employment, by resignation or termination, prior to March 15, 2011 will result in the forfeiture of the sales incentive payment. The Incentive Plan and the award of incentive pay is at the absolute discretion of the board of directors, and the company reserves the right to modify, amend or cancel the Incentive Plan with or without notice to the Executive.
The Incentive Plan is not intended to create any contractual rights or agreement between the employee and the Company, and as such does not modify, amend or supersede the nature of employment with the company.
Please sign as acceptance and return one copy to Barbara Thompson, Vice President, Human Resources, and retain the other copy for your personal files.

Dave Marver	Kurt Lemvigh
Chief Executive Officer	Vice President, International

Dated:	Dated:

Cardiac Science Corporation	Confidential